Exhibit 4.1

SUPPLEMENTAL INDENTURE
Dated as of February 7, 2011
To Supplemental Indenture dated as of June 3, 2009
To Senior Debt Indenture dated as of July 20, 2007

10.875% Senior Notes due 2016

WHEREAS, Section 1020 of the above Indenture provides, among other things, that each Restricted Subsidiary of the Company (other than a Receivables Subsidiary, Equipment Subsidiary or an Inactive Subsidiary) organized or existing under the laws of the United States, any state thereof or the District of Columbia shall execute and deliver an indenture supplemental to the Indenture and thereby give a Subsidiary Guarantee and become a Subsidiary Guarantor which shall be bound by the Subsidiary Guarantee of the Notes upon the occurrence of the conditions set forth in Section 1020;

WHEREAS, this Supplemental Indenture shall be subject to and governed by the provisions of the Trust Indenture Act;

WHEREAS, the execution of this Supplemental Indenture has been duly authorized by the board of directors of each Subsidiary Guarantor and all things necessary to make this Supplemental Indenture, when executed and delivered by each Subsidiary Guarantor, a valid, binding and legal instrument according to its terms have been done and performed;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

The following Article 14 is hereby added to the Indenture solely with respect to the Subsidiary Guarantees pursuant to Section 1020 of the Supplemental Indenture dated as of June 3, 2009 (the “Original Supplemental Indenture”) with respect to the obligations set forth below.

All terms not defined herein shall be as defined in the Original Supplemental Indenture.

ARTICLE 14

Subsidiary Guarantees

SECTION 1401. Subsidiary Guarantee Obligations.

Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Original Supplemental Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Original Supplemental Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 14 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Subsidiary Guarantor waives, to the fullest extent permitted by law, presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Subsidiary Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations.  The Obligations of each Subsidiary Guarantor hereunder shall not be affected, to the fullest extent permitted by law, by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Subsidiary Guarantor) under the Original Supplemental Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; or (3) the failure of any Holder or the Trustee to exercise any right or remedy against any other Subsidiary Guarantor of the Guaranteed Obligations.

Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection).

Except as expressly set forth in Sections 402 and 1020 of the Original Supplemental Indenture and Section 1402 of this Supplemental Indenture, to the fullest extent permitted by law, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any Default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof,

upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, and (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law).

Each Subsidiary Guarantor shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations guaranteed hereby until payment in full in cash or Cash Equivalents of all Guaranteed Obligations.  Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article 5 of the Original Supplemental Indenture for the purposes of such Subsidiary Guarantor’s Subsidiary Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 5 of the Original Supplemental Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section.

Each Subsidiary Guarantor shall pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 1402. Limitation on Liability.

Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Supplemental Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 1403. Successors and Assigns.

This Article 14 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Supplemental Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture.

SECTION 1404. No Waiver.

To the fullest extent permitted by applicable law, neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 14 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  To the fullest extent permitted by applicable law, the rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 14 at law, in equity, by statute or otherwise.

SECTION 1405. Modification.

To the fullest extent permitted by applicable law, no modification, amendment or waiver of any provision of this Article 14, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 1406. Contribution.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 1407. Counterparts.

The Subsidiary Guarantee shall be enforceable whether or not the Subsidiary Guarantor has executed a counterpart to the Note, and no signature by the Subsidiary Guarantor on the Note shall be required.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS
SUPPLEMENTAL INDENTURE TO BE DULY EXECUTED, AND ATTESTED, ALL AS
OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

Amida Industries, Inc.
A.S.V., Inc.
CMI Terex Corporation
Genie Holdings, Inc.
Hydra Platforms Mfg. Inc.
Powerscreen North America Inc.
Spinnaker Insurance Company
Terex Advance Mixer, Inc.
Terex Aerials, Inc.
Terex Financial Services, Inc.
Terex-Telelect, Inc.
Terex USA, LLC
Duvalpilot Equipment Outfitters, LLC
Loegering Mfg. Inc.
Genie Financial Services, Inc.
Genie Industries, Inc.
Genie International, Inc.
Genie Manufacturing, Inc.
GFS National, Inc.
Powerscreen USA LLC
Powerscreen Holdings USA Inc.
Powerscreen International LLC
Fantuzzi Noell USA, Inc.
Schaeff Incorporated
Schaeff of North America, Inc.
Terex Utilities, Inc.

Attest:	By:
Name:	Name:
Title:	Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: